Exhibit 10.14

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February [●], 2025, is entered into by and between Car Tech, LLC, an Alabama limited liability company (the “Company”), AltEnergy Acquisition Corp., a Delaware corporation (“Parent”), and each of the undersigned, each of whom is a member of the Company or stockholder of Parent, as applicable (each, a “Holder” and collectively, the “Holders”).

WHEREAS, concurrently with the execution of this Agreement, Company, Parent, Car Tech Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, and Car Tech Merger Sub II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, are entering into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement,” and the mergers and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, each Holder has agreed to enter into this Agreement with respect to, and to vote, all Company Units or shares of Parent Common Stock, as applicable, that they own beneficially or of record in connection with certain matters relating to the Transactions, subject to the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. Additional Securities. Each Holder agrees any Company Units or shares of Parent Common Stock, as applicable, that such Holder may hold, purchase or otherwise acquire or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (as defined herein), shall also be subject to the terms and conditions of this Agreement to the same extent as if they constitute Company Units or Parent Common Stock as of the date hereof. For purpose of this Agreement, “Expiration Time” means the earliest to occur of (a) such time that the Merger Agreement (and any amendment thereto, if applicable) and the Transactions have been validly approved by the requisite members of the Company and requisite stockholders of Parent, (b) such time as the Merger Agreement has been validly terminated pursuant to its terms and (c) the termination of this Agreement upon written consent of Parent and the Company.

3. Voting Support. At any meeting of the members of the Company or stockholders of Parent, as may be necessary, however called (including any adjournment or postponement thereof), and in any action by written resolution of the members of the Company or stockholders of Parent, as applicable, each Holder hereby unconditionally and irrevocably agrees to (a) if applicable, appear at each such meeting or otherwise cause all of its Company Units or Parent Common Stock, as applicable, to be counted as present thereat for purposes of calculating a quorum, (b) vote, and in any action by written resolution of the members of the Company or stockholders of Parent, as applicable, provide written consent with respect to, all of its Company Units or Parent Common Stock, as applicable, owned by such Holder in favor of (i) the approval and adoption of the Merger Agreement, (ii) the Transactions, and (iii) any other matter reasonably necessary to the consummation of the Transactions, and (c) vote, or cause to be voted, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, any other matter, action or proposal that would reasonably be expected to result in (i) a material breach of any of the Company’s or Parent’s, or their respective Affiliates’ covenants, agreements or obligations under the Merger Agreement, as applicable or (ii) any of the conditions to the Closing of the Company or Parent, or their respective Affiliates, set forth in Sections 9.1, 9.2 or 9.3 of the Merger Agreement, as applicable, not being satisfied.

4. Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof that:

(a) such Holder (i) is the beneficial and record owner of the number of Company Units or shares of Parent Common Stock, as the case may be, set forth opposite such Holder’s name on the signature pages hereto, and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder;

(b) this Agreement has been duly and validly executed and delivered by such Holder and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms;

(c) the execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of such Holder, or (ii) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Holder;

(d) such Holder has received and reviewed a copy of the Merger Agreement and has reviewed the Parent SEC Filings, including, without limitation, Parent’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024;

(e) such Holder has been given the opportunity to (i) to ask questions and receive answers concerning the terms and conditions of the Transactions and the Merger Agreement and the Ancillary Agreements, and the Company’s business, management and financial affairs following the Transactions, (ii) perform its own independent investigation, and (iii) obtain additional information in order to evaluate the merits and risks of the Transactions and the business of the combined company following the Transactions;

(f) such Holder recognizes that an investment in Parent Common Stock following the Transactions involves certain risks and uncertainties, including, without limitation generally the risks and uncertainties disclosed in the Parent SEC Filings, and specifically the risk that the price at which the Parent Common Stock will trade at any time in the future following the Transactions may be significantly lower than the price attributed to such Parent Common Stock in the Transactions, and accordingly there can be no assurance as to the price at which such Holder may be able to sell its Parent Common Stock; and

(g) such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of entering in this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, and is capable of bearing the economic risks of entering into this Agreement and owning shares of Parent Common Stock following the Transactions.

5. Covenant Not to Sue. Each Holder, for itself and each of its Affiliates, officers, directors, managers, employees, members, stockholders, agents, successors and assigns, covenants and agrees to the fullest extent permitted by law, that neither such Holder or any other such Person will, at any time pursue, cause, or knowingly permit the prosecution of any state, federal, or foreign court, or before any local, state, federal, or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature or character whatsoever, in each case to the extent arising up to and including the earlier of the Closing Date and the termination of the Merger Agreement, which such Holder or such other Person may have against the Parent, the Company or any of their respective Affiliates, officers, directors, employees, stockholders, agents, successors and assigns (collectively, the “Covered Persons”); provided, however, that this Section 5 shall not apply (a) with respect to the rights or obligations of any Covered Person under the Merger Agreement or any Ancillary Agreement, or (b) in the event of actual fraud or willful misconduct.

6. Appraisal Rights Waiver. Each Holder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement and the Transactions that such Holder may have with respect to the Company Units or Parent Common Stock, as applicable, owned beneficially or of record by such Holder.

7. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties hereto under the Merger Agreement or any Ancillary Agreements. Without limiting the foregoing, this Agreement replaces in its entirety that certain Support Agreement, dated February 21, 2024, which is terminated effective upon the full execution and delivery of this Agreement.

8. Successors and Assigns. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Holder, their successors, heirs, and assigns, and permitted transferees, provided that any such permitted transferees execute a joinder to this Agreement in the form reasonably acceptable to the Company.

9. Third-Party Beneficiaries. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees, provided, however, that the Covered Parties shall constitute third-party beneficiaries solely for the purposes of Section 5.

10. Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) upon receipt thereof, to the other parties hereto as follows:

If to Parent, to:	With a copy (which will not constitute notice) to:

AltEnergy Acquisition Corp.	Morrison Cohen LLP
600 Lexington Avenue, 9th Floor	909 Third Avenue, 27th Floor
New York, NY 10022	New York, NY 10022
Attn: Russell Stidolph (email:	Attn: Jack Levy (email: jlevy@morrisoncohen.com)
rstidolph@altenergyllc.com)	Walter Rahmey (email: wrahmey@morrisoncohen.com)

If to the Company, to:	With a copy (which shall not constitute notice) to:

Car Tech, LLC	Dorsey & Whitney LLP
600 Car Tech Dr.	1400 Wewatta St #400
Opelika, AL 26801	Denver, CO 80202
Attn: Jonghoon Ha (email:	Attn: Anthony Epps (email: epps.anthony@dorsey.com)
jhha@shym.co.kr)	Dan Miller (email: miller.dan@dorsey.com)

If to a Holder, to the address set forth below such Holder’s name on the signature page to this Agreement.

12. Termination. This Agreement shall automatically terminate and have no further force and effect upon the Expiration Time, except the provisions of Section 5 and Sections 7 through 13 shall survive such termination and remain in full force and effect.

13. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

14. Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and the Majority Holders. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. As used herein, “Majority Holders” means, as of any point in time, (i) the holders of a majority of the Company Units held by the Company Members as of the date hereof, (ii) the holders of a majority of the shares of Parent Common Stock held by the Sponsor as of the date hereof, (iii) the Sponsor and (iv) to the extent any amendment or modification would have a disproportionate adverse effect on any Holder relative to the other Holders, such Holder.

15. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16. Governing Law. This Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The provisions of Section 11.6 (Governing Law) and Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement are expressly incorporated herein and shall apply to this Agreement mutatis mutandis, with references to the Merger Agreement in such provisions deemed to reference this Agreement and references to the “Parties” in such provisions deemed to reference the parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Support Agreement to be duly executed as of the date first above written.

PARENT:

AltEnergy Acquisition Corp.

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Chief Executive Officer

THE COMPANY:

Car Tech, LLC

By:	/s/ Jonghoon Ha
Name:	Jonghoon Ha
Title:	Executive Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Support Agreement to be duly executed as of the date first above written.

HOLDER:

Name of Holder:

By:

Name:

Title:

Number and Type of Securities:

Company Units:

Parent Common Stock:

Address:

Telephone:

Email:

[Signature Page to Support Agreement]